United Realty Trust Incorporated 10-Q
Exhibit 4.5

SUBSCRIPTION ESCROW AGREEMENT

THIS SUBSCRIPTION ESCROW AGREEMENT, dated as of September 20, 2013 (this “Agreement”), is entered into among Cabot Lodge Securities LLC (the “Dealer Manager”), United Realty Trust Incorporated (the “Company”) and UMB Bank, N.A., a national banking association, as escrow agent (the “Escrow Agent”).

WHEREAS, the Company intends to raise cash funds from investors pursuant to a public primary offering (the “Offering”) of common stock, par value $0.01 per share (“Common Shares”), for an aggregate offering amount of not more than 100,000,000 Common Shares, pursuant to the registration statement on Form S-11 of the Company (No.  333-178651) (as amended, the “Offering Document”).

WHEREAS, the Escrow Agent is willing to accept appointment as escrow agent only for the express duties set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Proceeds to be Escrowed.  The Company has established an interest-bearing escrow account with the Escrow Agent to be invested in accordance with Section 7 titled “ESCROW ACCOUNT FOR THE BENEFIT OF INVESTORS IN COMMON SHARES OF UNITED REALTY TRUST INCORPORATED” (including such abbreviations as are required for the Escrow Agent’s systems) (the “Escrow Account”).  All checks, wire transfers and other funds received from subscribers of Common Shares who reside in any state that has imposed continuing escrow obligations as described in the Offering Document (“Restricted State Investors”) in payment for the Common Shares (“Restricted State Investor Funds”), along with all documents executed in connection with each Restricted State Investor’s subscription for Common Shares, will be delivered to the Dealer Manager or any soliciting dealer retained by the Dealer Manager (a “Soliciting Dealer”), and the Dealer Manager or such Soliciting Dealer, as applicable, will deliver all Restricted State Investor Funds to the Escrow Agent within the time period set forth in the final paragraph of this Section 1, and such Restricted State Investor Funds shall, upon receipt by the Escrow Agent, be retained in escrow by the Escrow Agent.  Until the Termination Date (as defined in Section 4), the Company or its agents shall cause all checks from Restricted State Investors received for payment for the Common Shares to be payable to the Escrow Agent in accordance with Section 2 and delivered to the Escrow Agent for deposit in the Escrow Account.

The escrow period shall commence upon the effectiveness of this Agreement and shall continue until the earliest to occur of:  (a) the close of business on August 15, 2015; (b) the date upon which the Escrow Agent receives confirmation from the Company that the Company is no longer subject to continuing escrow obligations imposed by any state (such date, the “Break Escrow Date”); (c) the date the Escrow Agent receives written notice from the Company that it is abandoning the sale of the Common Shares pursuant to the Offering; and (d) the date the Escrow Agent receives notice from the Securities and Exchange Commission (the “SEC”) or any other federal or state regulatory authority that a stop or similar order has been issued with respect to the Offering Document and that such stop or similar order has remained in effect for at least twenty (20) days.

The Escrow Agent shall have no duty to make any disbursement, investment or other use of Restricted State Investor Funds until and unless it has good and collected funds. If a Restricted State Investor sends a check to the Dealer Manager or a Soliciting Dealer that does not conform to the subscription instructions, the Dealer Manager or Soliciting Dealer, as applicable, shall return the check directly to such Restricted State Investor not later than the end of the next business day after the date on which the Dealer Manager or Soliciting Dealer, as applicable, received such check.  If any checks deposited in the Escrow Account are returned or prove uncollectible after the funds represented thereby have been released by the Escrow Agent, then the Company shall promptly reimburse the Escrow Agent for any and all costs reasonably incurred for such, upon request, and the Escrow Agent shall deliver the returned checks to the Company.  The Escrow Agent shall be under no duty or responsibility to enforce collection of any check delivered to it hereunder.

When the internal supervisory procedures of the Dealer Manager or Soliciting Dealer, as applicable, are conducted at the site at which the subscription agreement and check were initially received by the Dealer Manager or Soliciting Dealer, as applicable, from the Restricted State Investor, the Dealer Manager or Soliciting Dealer, as applicable, shall transmit the check to the Escrow Agent by the end of the next business day following receipt of the check and subscription agreement. When, pursuant to the internal supervisory procedures of the Dealer Manager or Soliciting Dealer, as applicable, the final internal supervisory procedures are conducted at a different location (the “Final Review Office”), the Dealer Manager or Soliciting Dealer, as applicable, shall transmit the check and subscription agreement from the Restricted State Investor to the Final Review Office by the end of the next business day following receipt of the subscription agreement and check. The Final Review Office will, by the end of the next business day following its receipt of the subscription agreement and check from the Restricted State Investor, forward the check to the Escrow Agent.

2.           Restricted State Investors.  Restricted State Investors will be instructed by the Dealer Manager or any Soliciting Dealer to remit the purchase price in the form of checks (“instruments of payment”) payable to the order of, or funds wired in favor of, “UMB BANK N.A., ESCROW AGENT FOR UNITED REALTY TRUST INCORPORATED”.  Any checks made payable to a party other than the Escrow Agent shall be returned to the Dealer Manager or Soliciting Dealer that submitted the check. If any subscription agreement for the purchase of Common Shares solicited by a Soliciting Dealer is rejected by the Dealer Manager or the Company, then the subscription agreement and the related check for the purchase of Common Shares will be returned to the rejected Restricted State Investor within ten (10) business days from the date of rejection. If a Restricted State Investor sends a check to the Dealer Manager or any Soliciting Dealer that does not conform to the subscription instructions, the Dealer Manager or Soliciting Dealer, as applicable, shall return the check directly to such Restricted State Investor not later than the end of the next business day after the date on which the Dealer Manager or Soliciting Dealer, as applicable, received such check.

All Restricted State Investor Funds deposited in the Escrow Account shall not be subject to any liens or charges by the Company or the Escrow Agent, or judgments or creditors’ claims against the Company, until and unless released to the Company as hereinafter provided.  The Company understands and agrees that the Company shall not be entitled to any Restricted State Investor Funds on deposit in the Escrow Account and no such funds shall become the property of the Company or any other entity except as released to the Company pursuant to Section 3.

The Escrow Agent will not use the information provided to it by the Company for any purpose other than to fulfill its obligations as Escrow Agent hereunder.  The Escrow Agent will treat all Restricted State Investor information as confidential.

3.           Disbursement of Funds.

(a) Break Escrow – Initial Closing.  The Escrow Agent agrees that funds shall not be released from the Escrow Account to the Company until and unless the Escrow Agent receives joint written instructions, in a form substantially similar to the Form of Escrow Release Notice (the “Escrow Release Notice”) attached hereto as Exhibit C, to release the funds, from (i) the Company’s Chief Executive Officer, President or Chief Accounting Officer, and (ii) the Dealer Manager’s Chief Executive Officer and President, Executive Vice President and Chief Compliance Officer or Senior Vice President.

If the minimum amount of gross offering proceeds required to be raised as a condition to releasing funds from the Escrow Account under the escrow obligations imposed by a state as described in the Offering Document has not been raised on or prior to the Termination Date, the Company shall notify the Escrow Agent in writing of such.  If the Company notifies the Escrow Agent in writing that such amount of gross offering proceeds has not been raised prior to the Termination Date, the Escrow Agent shall, promptly following the Termination Date, but in no event more than 30 days after the Termination Date, refund to each Restricted State Investor by check, funds deposited in the Escrow Account, including interest or any other income earned thereon, or shall return the instruments of payment delivered to the Escrow Agent if such instruments have not been processed for collection prior to such time, directly to each Restricted State Investor at the address previously provided.  Notwithstanding the foregoing, the Escrow Agent shall not be required to remit any payments until funds represented by such payments have been collected by the Escrow Agent.  Additionally, at the end of the third business day following the Termination Date, the Escrow Agent shall notify the Company of the amount of the Restricted State Investor Funds received.  Further, once the Offering has closed, the Company shall notify the Escrow Agent of the same in writing.

If the Escrow Agent receives written notice from the Company that the Company intends to reject a Restricted State Investor’s subscription, the Escrow Agent shall pay to the applicable Restricted State Investor, within a reasonable time not to exceed ten (10) business days after receiving notice of the rejection, by first class United States mail at the address provided on such Restricted State Investor’s subscription agreement, or at such other address as shall be furnished to the Escrow Agent by the Restricted State Investor in writing, all collected sums paid by the Restricted State Investor for Common Shares and received by the Escrow Agent (without interest thereon).

(b) Post Escrow Break Period.  From and after the Break Escrow Date until the Termination Date, the Escrow Agent, upon receipt of Escrow Release Notices, shall periodically transfer any portion of the Restricted State Investor Funds to the Company or such other parties as set forth in the applicable Escrow Release Notice.  The Escrow Agent shall effect such transfer by the close of business on the business day the Escrow Agent receives the applicable Escrow Release Notice; provided, however, if the Escrow Agent receives the applicable Escrow Release Notice after 2:00 p.m. Central Time, then the Escrow Agent shall effect such transfer by the close of business on the next succeeding business day

4.           Term of Escrow.  The “Termination Date” shall be the earliest of:  (a) the close of business on August 15, 2015; (b) the date all funds held in the Escrow Account are distributed to the Company or to Restricted State Investors pursuant to Section 3 and the Company has informed the Escrow Agent in writing to close the Escrow Account; (c) the date the Escrow Agent receives written notice from the Company that it is abandoning the sale of the Common Shares pursuant to the Offering; and (d) the date the Escrow Agent receives notice from the SEC or any other federal or state regulatory authority that a stop or similar order has been issued with respect to the Offering Document and that such stop or similar order has remained in effect for at least twenty (20) days.  After the Termination Date, the Company and its agents shall not deposit, and the Escrow Agent shall not accept, any additional amounts representing payments by prospective Restricted State Investors.

5.           Duty and Liability of the Escrow Agent.  The sole duty of the Escrow Agent shall be to receive Restricted State Investor Funds and subscription agreements and hold them subject to release, in accordance herewith, and the Escrow Agent shall be under no duty to determine whether the Company, the Dealer Manager or any Soliciting Dealer is complying with requirements of this Agreement, the Offering or applicable securities or other laws in tendering the Restricted State Investor Funds to the Escrow Agent.  No other agreement entered into between the parties, or any of them, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent, notwithstanding that any such other agreement may be referred to herein or deposited with the Escrow Agent or that the Escrow Agent may have knowledge thereof, including specifically but without limitation the Offering Document or any other document related to the Offering (including the subscription agreement and exhibits thereto), and the Escrow Agent’s rights and responsibilities shall be governed solely by this Agreement.  The Escrow Agent shall not be responsible for or be required to enforce any of the terms or conditions of the Offering Document or any other document related to the Offering (including the subscription agreement and exhibits thereto) or other agreement between the Company and any other party.  The Escrow Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.  The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document, and its sole responsibility shall be to act only as expressly set forth in this Agreement.  Concurrently with the execution of this Agreement, the Company and the Dealer Manager shall each deliver to the Escrow Agent an authorized signers form in the form of Exhibit A or Exhibit A-1 to this Agreement, as applicable.  The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless first indemnified to its satisfaction.  The Escrow Agent may consult counsel of its own choice with respect to any question arising under this Agreement and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel.  The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of loss.  The Escrow Agent is acting solely as escrow agent hereunder and owes no duties, covenants or obligations, fiduciary or otherwise, to any other person by reason of this Agreement, except as otherwise stated herein, and no implied duties, covenants or obligations, fiduciary or otherwise, shall be read into this Agreement against the Escrow Agent.  If any disagreement between any of the parties to this Agreement, or between any of them and any other person, including any Restricted State Investor, resulting in adverse claims or demands being made in connection with the matters covered by this Agreement, or if the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until (a) the rights of all interested parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (b) all differences shall have been adjudged and all doubt resolved by agreement among all the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons.  Notwithstanding the foregoing, the Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, whether with or without jurisdiction, and the Escrow Agent is hereby authorized in its sole discretion to comply with and obey any such orders, judgments, decrees or levies.  If any controversy should arise with respect to this Agreement, the Escrow Agent shall have the right, at its option, to institute an interpleader action in any court of competent jurisdiction to determine the rights of the parties.  IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.  The parties hereto agree that the Escrow Agent has no role in the preparation of the Offering Documents (including the subscription agreement and exhibits thereto) and makes no representations or warranties with respect to the information contained therein or omitted therefrom.  The Escrow Agent shall have no obligation, duty or liability with respect to compliance with any federal or state securities, disclosure or tax laws concerning the Offering Documents or any other document related to the Offering (including the subscription agreement and exhibits thereto) or the issuance, offering or sale of the Common Shares.  The Escrow Agent shall have no duty or obligation to monitor the application and use of the Restricted State Investor Funds once transferred to the Company, that being the sole obligation and responsibility of the Company.

6.           Escrow Agent’s Fee.  The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit B, which compensation shall be paid by the Company.  The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Agreement; provided, however, that if (a) the conditions for the disbursement of funds under this Agreement are not fulfilled, (b) the Escrow Agent renders any material service not contemplated in this Agreement, (c) there is any assignment of interest in the subject matter of this Agreement, (d) there is any material modification hereof, (e) any material controversy arises hereunder, or (f) the Escrow Agent is made a party to any litigation pertaining to this Agreement or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney’s fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Company.  The Company’s obligations under this Section 6 shall survive the resignation or removal of the Escrow Agent and the assignment or termination of this Agreement.

7.           Investment of Restricted State Investor Funds.  Restricted State Investor Funds shall be deposited in the Escrow Account in accordance with Section 1. Subject to compliance with Rule 15c2-4 of the Exchange Act, the Escrow Agent may invest in bank accounts, including saving accounts and bank money market accounts that enable the Escrow Agent to promptly and directly transmit Restricted State Investor Funds to the person entitled thereto. The Escrow Agent may also invest in short-term certificates of deposit issued by a bank or short-term securities issued or guaranteed by the United States government. Interest and any other income resulting from the investment of the funds in the Escrow Account shall be retained by the Escrow Agent and distributed according to this Agreement.  The Escrow Agent shall provide to the Company monthly statements (or more frequently as reasonably requested by the Company) on the account balance in the Escrow Account and the activity in such accounts since the last report.

8.           Notices.  All notices, requests, demands, and other communications under this Agreement (each, a “Notice”) shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the date of transmission if sent by facsimile transmission bearing an authorized signature to the facsimile number given below, and written confirmation of receipt is obtained promptly after completion of transmission, (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom Notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

If to the Company:

United Realty Trust Incorporated
44 Wall Street, Second Floor
New York, New York 10005
Fax: (212) 388-6801
Attention:  Jacob Frydman, Chief Executive Officer and Secretary

with a copy to:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Fax: (212) 969-2900
Attention: Peter M.  Fass, Esq.
   James P.  Gerkis, Esq.

If to the Dealer Manager:

Cabot Lodge Securities LLC
44 Wall Street, Second Floor
New York, NY 10005
Fax: (212) 388-6801
Attention:  Craig Gould, Chief Executive Officer and President

with a copy to:

Kunzman & Bollinger, Inc.
5100 N.  Brookline, Suite 600
Oklahoma City, OK 73112
Fax: (405) 942-3527
Attention: Wallace W.  Kunzman, Jr., Esq.

If to Escrow Agent:

UMB Bank, N.A.
1010 Grand Blvd., 4th Floor
Mail Stop: 1020409
Kansas City, Missouri 64106
Fax:  (816) 860-3029
Attention: Lara Stevens, Corporate Trust

Any party may change its address for purposes of this Section by giving the other parties Notice of the new address in the manner set forth above.

9.           Indemnification of Escrow Agent.  The Company and the Dealer Manager hereby agree to, jointly and severally, indemnify, defend and hold harmless the Escrow Agent from and against any and all losses, liabilities, costs, damages and expenses, including, without limitation, reasonable counsel fees and expenses, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such loss, liability, cost, damage or expense is finally determined by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of the Escrow Agent.  The terms of this Section shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

10.           Successors and Assigns.  Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect.  This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.  Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, merger, consolidation, sale or transfer to which the Escrow Agent is a party, shall be and become the successor Escrow Agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

11.           Governing Law; Jurisdiction.  This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

12.           Severability.  If any provision of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all the other provisions of this Agreement shall remain in full force and effect.

13.           Amendments; Waivers.  This Agreement may be amended or modified, and any of the provisions, terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance.  Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any other condition, or of the breach of any other provision, term, covenant, representation or warranty contained in this Agreement.  The Company and the Dealer Manager agree that any requested waiver, modification or amendment of this Agreement shall be consistent with the terms of the Offering.

14.           Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.

15.           Section Headings.  The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

16.           Counterparts.  This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

17.           Resignation.  The Escrow Agent may resign upon 30 days’ advance written notice to the parties hereto.  If a successor escrow agent is not appointed by the Company within the 30-day period following such notice, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent, or may interplead the Restricted State Investor Funds with such court, whereupon the Escrow Agent’s duties hereunder shall terminate.

18.           References to Escrow Agent.  Other than the Offering Document, any of the other documents related to the Offering (including any prospectus, prospectus supplement and the subscription agreement and exhibits thereto) and any amendments thereof or supplements thereto, no printed or other matter in any language (including, without limitation, notices, reports and promotional material) which mentions the Escrow Agent’s name or the rights, powers or duties of the Escrow Agent shall be issued by the Company or the Dealer Manager, or on the Company’s or the Dealer Manager’s behalf, unless the Escrow Agent shall first have given its specific written consent thereto.  Notwithstanding the foregoing, any amendment or supplement to the Offering Document or any other document related to the Offering (including any prospectus, prospectus supplement and the subscription agreement and exhibits thereto) that revises, alters, modifies, changes or adds to the description of the Escrow Agent or its rights, powers or duties hereunder shall not be issued by the Company or the Dealer Manager, or on the Company’s or the Dealer Manager’s behalf, unless the Escrow Agent has first given specific written consent thereto.

19.           Patriot Act Compliance.  The Company shall provide to the Escrow Agent upon the execution of this Agreement any documentation requested and any information reasonably requested by the Escrow Agent to comply with the USA PATRIOT Act of 2001, as amended from time to time.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first set forth above.

UNITED REALTY TRUST INCORPORATED

By:	/s/ Jacob Frydman
	Name:	Jacob Frydman
	Title:	Chief Executive Officer

CABOT LODGE SECURITIES LLC

By:	/s/ Craig Gould
	Name:	Craig Gould
	Title:	Chief Executive Officer and President

UMB BANK, N.A., as Escrow Agent

By:	/s/ Lara L. Stevens
	Name:	Lara L. Stevens
	Title:	Vice President

Exhibit A

CERTIFICATE AS TO AUTHORIZED SIGNATURES

Account Name:	Escrow Account for the Benefit of Investors in Common Shares of United Realty Trust Incorporated

Account Number:	138476

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as Authorized Representatives of United Realty Trust Incorporated and are authorized to initiate and approve transactions of all types for the above-mentioned account on behalf of United Realty Trust Incorporated.

Name/Title	Specimen Signature
Jacob Frydman Chief Executive Officer	/s/ Jacob Frydman Signature

Eli Verschleiser President and Treasurer	/s/ Eli Verschleiser Signature

Joseph LoParrino Chief Accounting Officer	/s/ Joseph LoParrino Signature

Exhibit A-1

CERTIFICATE AS TO AUTHORIZED SIGNATURES

Account Name:	Escrow Account for the Benefit of Investors in Common Shares of United Realty Trust Incorporated

Account Number:	138476

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as Authorized Representatives of Cabot Lodge Securities LLC and are authorized to initiate and approve transactions of all types for the above-mentioned account on behalf of Cabot Lodge Securities LLC.

Name/Title	Specimen Signature
Craig Gould Chief Executive Officer and President	/s/ Craig Gould Signature

Albert Akerman Executive Vice President and Chief Compliance Officer	/s/ Albert Akerman Signature

Exhibit B

ESCROW FEES AND EXPENSES

Acceptance Fee	$3,000
Review document and establish account

Annual Fee
Annual Escrow Agent	$3,000

Transactional Fees
Outgoing Wire Transfer	$15 each
Overnight Delivery/Mailings	$16.50 each
IRS Tax Reporting	$10 per 1099

Acceptance fee will be payable at the initiation of the escrow.   Annual fee and transactional fees, if any, will be billed quarterly in arrears.

Fees specified are for the regular, routine services contemplated by this Agreement, and any additional or extraordinary services, including, but not limited to, disbursements involving a dispute or arbitration, or administration while a dispute, controversy or adverse claim is in existence, will be charged based upon time required at the then standard hourly rate.

Exhibit C

FORM OF ESCROW RELEASE NOTICE

Date:

UMB Bank, N.A.
1010 Grand Blvd., 4th Floor
Mail Stop: 1020409
Kansas City, Missouri 64106

Ladies and Gentlemen:

In accordance with the terms of Section 3(a) of the Subscription Escrow Agreement dated as of September 20, 2013, as the same may be amended from time to time, among United Realty Trust Incorporated (the “Company”), Cabot Lodge Securities LLC  (the “Dealer Manager”) and UMB Bank, N.A. (the “Escrow Agent”), the Company and the Dealer Manager hereby notify the Escrow Agent that the minimum amount of gross offering proceeds required to be raised as a condition to releasing funds from the Escrow Account under the escrow obligations imposed by [STATE] has been raised.

PLEASE DISTRIBUTE FUNDS BY WIRE TRANSFER (or as indicated) AS FOLLOWS
(wire instructions attached):

Very truly yours,

UNITED REALTY TRUST INCORPORATED, as the Company

By:
Name:
Title:

CABOT LODGE SECURITIES LLC, as the Dealer Manager

By:
Name:
Title: